Stockgroup Information Systems Inc.
500-750 West Pender Street
Vancouver BC V6C 2T7

Dear Sirs/Mesdames:

Re:	Stockgroup Information Systems Inc. (the “Company”) –
Registration Statement on Form S-8 filed on June 14, 2007

          We have acted as counsel to the Company, a Colorado corporation, in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") covering an aggregate of 3,300,000 of the Company’s shares of common stock (the “Shares”) that it may issue pursuant to stock options granted and to be granted under its 2007 Stock Option Plan (the “Stock Option Plan”).

          In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	(c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	(d) The Registration Statement; and,

(e)	(e) The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

HSBC Building	800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314	www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

          Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share issued under the Company’s Stock Option Plan is or will be, when issued and paid for pursuant to the terms of the Stock Option Plan, validly issued, fully paid and non-assessable.

         This opinion letter is opining upon and is limited to the current federal laws of the United States and the Colorado General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

/s/ Clark Wilson LLP

CLARK WILSON LLP

KFR/snv

Encl.

cc: US Securities and Exchange Commission